EXHIBIT 4.5

                      GULFSTREAM AEROSPACE CORPORATION

                           STOCK OPTION AGREEMENT










Date:                  June 25, 1998

Number of Shares:      100 Shares

Exercise Price:        $43.00 per share

Expiration Date:       June 25, 2008

     In recognition of the sale of the 100th Gulfstream V, Gulfstream Aerospace Corporation has granted you an option to buy 100 shares of Gulfstream Common Stock. The exercise price, which is the price per share you will pay if you exercise your option, is the closing price of Gulfstream Common Stock on June 25, 1998, or $43.00 per share. If in the future, the price of Gulfstream Common Stock is higher than the exercise price, you will be able to exercise your option and then sell the shares at the higher price for a profit.

     Your option is fully vested immediately. This means you can exercise your option at any time between today and the expiration date, June 25, 2008. You don't need to exercise all 100 shares at the same time, but must exercise in minimum 25 share increments. If you exercise only part of the option, you will continue to hold the option for the rest of the shares. If you take normal or early retirement under Gulfstream's Retirement Plan, you may continue to hold your option until the expiration date. If you die while employed, your representatives will have one year after your death to exercise. If you cease to be a full-time employee of Gulfstream for any other reason, you must exercise the option within 90 days after your last day of employment, or the option will be lost. This option belongs only to you and may not be transferred by you to anyone else.

     In order to exercise, you must notify the Legal Department (Attention:
Stock Option Administration) in writing, that you would like to exercise and you must specify how many shares (25, 50, 75 or 100) you would like to exercise. You will then be required to pay Gulfstream the exercise price for the number of shares you are buying, as well as withholding taxes related to the transaction.

     Please sign both copies of this Agreement below and return one copy to the office of Chris A. Davis, Executive Vice President and Chief Financial Officer, via interoffice mail to mail stop B-03 in Savannah, Georgia no later than July 31, 1998. A pre-addressed envelope is attached for your use.



GULFSTREAM AEROSPACE CORPORATION



By:
   -------------------------------------
     Chris A. Davis
     Executive Vice President and Chief
       Financial Officer



----------------------------------------
Your Signature


----------------------------------------
Your Name (Please Print):


Your Social Security Number:
                            ------------

Your Employee Perm Number:
                           -------------